ALTNET

[GRAPHIC OMITTED]

INTERACTIVE MARKETING AND CONTENT DISTRIBUTION AGREEMENT

This Interactive Marketing and Content Distribution Agreement (this "Agreement"), dated as of October 12, 2004 ("Effective Date"), is entered into between Altnet, Inc. ("Altnet"), with a principal place of business at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, CA 91367, and Karma Media, Inc. ("Customer"), with a principal place of business at 330 Washington Blvd, Suite 706, Marina del Rey, CA 90292.  Altnet and Customer may be referred to individually as a "Party" and collectively as the "Parties."

INTRODUCTION

Altnet operates a distributed computing platform for the secure transmission of content which is accessible from, including but not limited to, the KMD (as defined below), third party web sites, software applications, software programs, search engines and secured physical forms of distribution ("Altnet Network").

Altnet is a party to that certain Commercial Index Search Results Agreement, by and between Altnet and Sharman Networks Ltd. ("Sharman Networks"), pursuant to which, among other things, Altnet has the right to create browser channels for display to users of the Kazaa Media Desktop application (the "KMD") on behalf of customers.

Altnet wishes to promote, distribute and sell digital content on behalf of Customer which will consist of content provided by Customer for inclusion on the Altnet Network, including photographs, images, graphics, messages, data, information, text or other materials and promotional materials, but excluding advertisements which shall be provided by Altnet ("Collateral Content").  In addition, Altnet may include customer content on themed channels inside the KMD (the "Channels"), which will consist, in part, of Collateral Content provided by Customer for inclusion on the Channel.  For the purposes of this Agreement, the Channel and other locations from which the Altnet Network is accessible shall be deemed to be part of the Altnet Network.

The primary purpose for entering into this Agreement is to promote and sell Customer’s downloadable digital audio and video files ("Files," and together with Collateral Content, the "Content") over the Altnet Network.

Altnet intends to promote the Content as set forth in this Agreement.

The Parties wish to enter into an agreement on the terms and conditions set forth herein whereby (a) Customer has the principal responsibility for producing and providing Content to Altnet and (b) Altnet shall design, host, and publish the Content on the Altnet Network with certain assistance from Customer.

TERMS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

ALLOCATION OF RESPONSIBILITIES REGARDING CONTENT.

1.1.

General Responsibilities of Customer.

1.1.1.

Customer shall produce and deliver the Content to Altnet, including, but not limited to all graphics, images, text and descriptions.  Content shall be delivered by Customer to Altnet within fourteen (14) days of the Effective Date.

1.1.2.

Customer shall be responsible for creating and providing value-added offerings for use/display on the Content, such as contests, newsletters, merchandising sales promotions and other promotions, to encourage users to purchase Files and other Content ("Value-Add Offerings").  For the purposes of this Agreement, Value Add Offerings shall be deemed Content.

1.1.3.

Prior to delivering any Content to Altnet, Customer shall acquire all rights in and to the Content necessary to carry out the terms of this Agreement (including, but not limited to, securing licenses to all 3rd party content for sales and distribution thereof).

1.1.4.

Customer is solely responsible, at its cost, for obtaining all licenses for the "performance" and other use of the Content contemplated by this Agreement.  Customer shall, at its cost, be responsible for obtaining any and all other third party rights, consents and licenses with respect to the Content, including, without limitation, any master recording or mechanical copyright licenses, to the extent required.  With respect to all mechanical licenses required to be obtained hereunder (i) Customer shall provide Altnet with necessary information and otherwise reasonably assist Altnet with any filings that are Altnet’s responsibility, and (ii) Customer shall, at its cost, be responsible for administering such licenses and making payments to publishers and/or clearing agencies related thereto.  With respect to streaming and downloading, Customer shall, at its cost, be responsible for obtaining any mechanical licenses for any country in which such access is provided to users of the KMD.  If requested by Altnet, Customer shall provide Altnet with evidence that Customer has paid all license fees, royalties, and other amounts due third parties for any Content

1.1.5.

Customer shall, at Customer’s own cost, be solely responsible for making certain that any Value-Add Offerings or other Content that it delivers to Altnet for inclusion on the Customer Channel is compliant with all federal, state, local or any other laws and/or regulations (including all laws relating to sweepstakes and contests) regarding such Value-Add Offering or other Content.

1.2.

General Responsibilities of Altnet.

1.2.1.

Altnet will, on behalf of Customer, manage, maintain and operate the Content (including reviewing, updating and otherwise managing all Content available on or through the Altnet Network).

1.2.2.

Notwithstanding the fact that Customer will produce and deliver the Content to Altnet, all Content on the Altnet Network, including without limitation, all products, links, buttons, Value-Add Offerings, promotions, sponsorships or similar Content and all features and transaction opportunities available from the Content, will be determined and approved or rejected by Altnet, in its sole discretion.

1.2.3.

Altnet has the exclusive right to sell and control advertisements on the Channels and/or elsewhere on the Altnet Network.  Altnet will sell all advertising inventory on the Altnet Network as it deems appropriate.  Altnet will collect and retain all revenues associated with the advertising.

2.

OWNERSHIP; BRANDING.

Customer agrees that as between the Parties, Altnet will be deemed the owner of any end-user date collected, usage surveys or reports or other communications with third parties with regard the distribution of Content.

3.

CONTENT – PRODUCTION WORK; CONTROL; OPERATIONS.

3.1.

Customer.

3.1.1.

Customer will provide all design, graphic, text and production work in connection with the Content.

3.1.2.

Customer Content shall include:

3.1.2.1.

 Promotional material and graphics forthcoming.

Unless otherwise agreed by the parties, all videos shall have a running time of less than one (1) hour and may be up to 100 Megabytes in file size once encoded.

3.1.3.

Customer shall ensure that Content meets Altnet’s requirements for digital format, file size, and distribution rules, which Altnet may change from time to time.

3.1.4.

Customer shall determine the price of Files on the applicable Insertion Order at rates consistent with other similar content on Altnet.  Customer and Altnet shall mutually agree upon pricing of Content other than Files (including subscription rates, if applicable).

3.2.

Altnet.

3.2.1.

Except as otherwise provided herein, Altnet will have the exclusive right and responsibility to manage, maintain and operate the Content on the Altnet Network on behalf of Customer (including reviewing, deleting, updating and otherwise managing the Content available on or through the Altnet Network in accordance with this Agreement).  Altnet, in its sole discretion, will make the determination as to what Content will be on or available through the Altnet Network.  Altnet may reject any Content prior to posting and/or remove any Content at any time and in its sole discretion.

3.2.2.

Altnet will be responsible for the cost of maintenance, operation and hosting of the Content.

3.2.3.

Altnet shall provide a secure payment system/gateway for end users to purchase Files, including a third party payment processing system.

3.2.4.

Altnet shall provide to Customer periodic reports listing details of the number of times Files have been downloaded, licensed and/or paid for.

3.2.5.

Altnet shall promote the Content as set forth in Section 4 hereof.

3.2.6.

Altnet reserves the right in its sole discretion to redesign or modify the structure, "look and feel" navigation and other elements of the Altnet Network.

4.

PROMOTIONS.

4.1.

Guaranteed Promotions.  In connection with the Content, Customer is guaranteed the following minimum promotional placements:

4.1.1.

Three (3) key words ("Key Word") on TopSearch per File, approced by Altnet.

4.2.

Discretionary Promotions.

4.2.1.

In addition to the promotions set forth in Section 4.1 hereto, Altnet has the right to promote the Files and/or the Collateral Content in any manner it deems appropriate to drive sales of the Files or other Content and subscriptions to the Files or the Channels, including but not limited to, making the Channel and/or the Content (or portions of the Content) accessible by end users of the KMD, Channels or other web sites, software applications, software programs, search engines, physical products and other methods of distribution that give users access to the Altnet Network.

4.2.2.

Altnet Points Manager Program .  Altnet, at its sole option, reserves the right to include Customer Content in the Altnet Points Manager Program (the  "Points Program" ). Through the Points Program, end users shall be able to redeem points ( "Points" )   to extend the limited free play period of the Content, in any content that contains a limited free play period (as indicated on the Customer supplied Insertion Order). For example, if the Content offers a user a 1 day free trial, a user may redeem Points to gain a 1 week trial (the number of Points required for redemption and the actual extended trail period shall be set by exclusively by Altnet and may vary).  The purpose of the Points Program is to advertise and promote the Content on the Altnet Network and, as such, Customer shall receive any financial payment or remuneration when a user acquires an extended play period by redeeming Points.  In addition to allowing users to redeem Points for extended Content play periods, Altnet also reserves the right to allow end users to purchase Content by the redemption of Points instead of or in addition to other payment methods such as credit card. Customer shall be entitled to payment for Content purchased with Points as outlined in Section 6.

5.

TERM; TERMINATION.

5.1.

Unless earlier terminated as set forth herein, the initial term of this Agreement shall be for a period of six (6) months commencing on the Effective Date (the "Initial Term").  This agreement shall automatically renew for additional six (6) month periods (each a "Renewal Term," and together with the Initial Term, the "Term"), unless either Party provides written notice to the other Party thirty (30) days prior to the expiration of the then current Term.

5.2.

Altnet may suspend or take down the Content, cease any use, distribution or sales of the Content and/or terminate this Agreement at any time and without notice.

6.

REVENUE SPLIT.  The parties agree that Altnet will handle all sales and distribution of the Files.  Except for the revenue split (which terms are set forth in this Section 6), all terms and conditions regarding the sales of any Files, including pricing, will be governed by Insertion Order Agreements, substantially in the form attached as Attachment B hereto (as the same shall be modified by Altnet from time to time, "Insertion Orders") and the Insertion Order terms of the form of Insertion Order applicable at the time of initial insertion of an item of Content shall apply to such content provided by Customer to Altnet for distribution through the Customer Channel or otherwise, regardless of whether the Insertion Order is signed or acknowledged in respect of the applicable item of Content.

6.1.

Revenue Split.  In connection with the exploitation of the Content as contemplated under this Agreement, any revenues received for the sale of Files, individually or through the sale of subscriptions, will be allocated amongst the parties as follows:

Customer:

Forty Five (45%) Percent of the Adjusted Gross Revenue ("Customer Revenue")

Altnet:

Fifty Five (55%) Percent of the Adjusted Gross Revenue (the "Altnet Revenue")

6.2.

Adjusted Gross Revenue. For the purposes of this Agreement, "Adjusted Gross Revenue" shall mean on each File sold, distributed or licensed via the Altnet Network, the actual amount received for such File LESS costs incurred related to payment processing by Altnet including but not limited to: 3rd Party credit card/payment processing charges, charge backs, disputed charges, reserves and credits issued ("Payment Processing Costs");

6.3.

Payment Schedule.  The Customer Revenue shall be paid by Altnet to Customer on the following basis:  If the Customer Revenue is greater than $500 (US) for any calendar month, Customer shall be paid within 30 days after end of the calendar month. If the Customer Revenue is less than $500 (US) for any calendar month, Customer shall be paid within 90 days after end of each calendar month.

7.

STANDARD TERMS.  The Standard Legal Terms & Conditions set forth on Exhibit A attached hereto is hereby made a part of this Agreement and incorporated herein by reference.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ALTNET

CUSTOMER

By:

___________________________

By:

______________________

Its:

___________________________

Its:

______________________

Date:

___________________________

Date:

______________________

Effective Date:

______________________

INITIAL HERE_____________________

6355 Topanga Canyon Blvd. Suite 120 Woodland Hills, CA. 91367    PH. 818.615.1500    FAX: 818.615.0995    www.altnet.com

Page # of 12

EXHIBIT A

STANDARD LEGAL TERMS AND CONDITIONS TO

THE INTERACTIVE MARKETING AND CONTENT DISTRIBUTION AGREEMENT

By signing and agreeing to this Interactive Marketing and Content Distribution Agreement, you ("Customer") agree to be bound by all of these Standard Legal Terms and Conditions ("Interactive Marketing and Content Distribution Terms").  These Interactive Marketing and Content Distribution Terms, together with the terms of the body of the Agreement (collectively referred to herein as the "Agreement"), exclusively control the terms and conditions applicable to the display by Altnet of any Content, including but not limited to, Customer’s photographs, images, graphics, messages, data, information, text or other materials and/or services or other promotional materials on or through the Altnet Network or other Altnet-affiliated third party product applications or Web Sites, including on the Channel or other content channels.  Other than any Insertion Order entered into by Customer, any pre-printed or additional or conflicting terms and conditions stated orally by either of us, or set forth in Customer’s purchase order, acceptance or any other written instrument shall not apply and are expressly rejected by Altnet.  Unless otherwise noted herein, any capitalized term in these Interactive Marketing and Content Distribution Terms shall have the same meaning assigned to such term in the body of the Agreement.  Moreover, if any terms herein conflict with any terms in the body of the Agreement or an Insertion Order, these Interactive Marketing and Content Distribution Terms shall control.

1.

License to use Content.  Subject to this Agreement, Customer grants to Altnet, a license to make use of the Content as contemplated by this Agreement, and further grants to Altnet the right to market, display, perform, transmit and promote the Content and Customer’s name, trademarks and logo’s on the Altnet Network.  Customer grants to Altnet the right to distribute to end users Content in accordance with this Agreement and any applicable Insertion Order(s).

2.

Acceptance of Content.  Altnet reserves the right to refuse, reject or remove any Content that is not consistent with Altnet’s then applicable policies and/or standards (including without limitation, its digital rights management protection policies) or is otherwise objectionable to Altnet.

3.

Enforcement.  In addition to all of its editorial control over any Content it puts on, or removes, Altnet has the right, but not the obligation, to monitor any activity and Content associated with this Agreement.   Altnet may investigate a violation of use of the Content or its policies pursuant to a complaint, or based upon its own discovery (although Altnet has no obligation to monitor the Content), and may take any action that it deems appropriate.  Such action may include, but is not limited to, issuing warnings, suspension or termination of service, and/or removal of Content. Altnet reserves the right and has absolute discretion, to remove, or screen any Content that violates this Agreement or is otherwise objectionable. Altnet also reserves the right to report any activity that it suspects violates any law or regulation to appropriate law enforcement officials, regulators, or other third parties.  Customer agrees to abide by the terms and conditions of use of the Content and all of Altnet’s policies, including without limitation its takedown notice procedures under the Digital Millennium Copyright Act.

4.

Only a Forum.  Customer agrees that the Altnet service and the Altnet Network act as a venue for Customer to promote, amongst other things, the sale of Customer Files (which are placed in the Altnet Network pursuant to Insertion Orders that Customer enters into from time to time). Although Altnet has ultimate editorial control over what is posted on the Altnet Network, Customer acknowledges that the Altnet Network includes vast amounts of third party content, including numerous other channels similar to the Channel, and therefore Altnet cannot possibly conduct a thorough review of all content posted or uploaded onto the Altnet Network, including Content provided to Altnet for posting or uploading on the Altnet Network.  Therefore, Customer acknowledges that Altnet is not responsible for any Content on the Altnet Network. Furthermore, Customer acknowledges that Altnet does not undertake any obligation or liability relating to any Content.  Customer further acknowledges that end users may find Content to be illegal, infringing, offensive, harmful, inaccurate, or deceptive, and assumes full responsibility for all Content.  Notwithstanding anything else in this Agreement, at no time shall Customer provide any Content to Altnet for use on the Altnet Network that:

•

  Is unlawful, libelous, defamatory, harassing, threatening, harmful, invasive of privacy or publicity rights, abusive, inflammatory, fraudulent, deceptive, misleading or is otherwise objectionable;

  would constitute, assist or encourage a criminal offense, violate the rights of any party, or that would otherwise create liability or violate any local, state, national, or international law;

  may infringe any patent, trademark, trade secret, copyright or other intellectual or proprietary right of any party;

  Customer does not have the lawful right to distribute or reproduce (or sublicense Altnet to do the same), or perform any other action necessary to carry out the terms hereof, including Customer’s obligations pursuant to this Agreement;

  may contain any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information;

  misrepresents Customer’s affiliation with any person or entity; and

  constitutes unsolicited promotions, advertising or solicitations for funds, goods or services, including junk mail and spam, without Altnet’s written permission.

5.

Payment for Content.  For the sale of the Files (and other Content from time to time), Customer has elected to use Altnet’s payment processing services, and in connection therewith, Customer grants to Altnet the right to collect all payments for Content pursuant to the terms of the Agreement and any Insertion Order, to deduct from such payments (i) Reimbursable Costs and (ii) the amounts due to Altnet (the Altnet Revenue), and to remit the balance due to Customer in accordance with this Agreement

6.

Impressions and Reports.

(a)

Altnet shall have the right to use the information it collects, for any purposes permitted under applicable law.  Customer acknowledges that Altnet shall not be responsible for failures due to user acts or omissions, including but not limited to, user sign-offs which occur so quickly that there is insufficient connect time for the Content to load for viewing by the user based on the user's use of the Key Word, or other unverifiable or unknown impressions.  Altnet shall make reasonable efforts to assure the accuracy of its reports but makes no guarantee and shall not be liable for any inaccuracies in its reporting.

(b)

Altnet agrees that it will keep detailed records of all activities related to the sale of Content under this Agreement ("Records") during the term and for a period of two (2) years following the expiration or termination of this Agreement.  Customer, upon thirty (30) business day’s prior written notice to Altnet during the term and for a period of six (6) months following the expiration or termination of this Agreement, may conduct an audit of Altnet’s Records for the sole purpose of verifying the accuracy and completeness of any report or other information provided by Altnet under this Agreement.  Any such audit will be conducted in a manner that will not unreasonably interfere with Altnet’s operations.  Customer may conduct an audit under this section no more than once during any 12-month period.  The costs of any such audit will be borne by Customer; provided, however, that if any audit determines that the report or other information subject to the audit is inaccurate or incomplete by greater than ten percent (10%) (as measured by an appropriate measure reasonably determined by the auditor), Altnet will promptly reimburse Customer for all reasonable expenses incurred to conduct and collect from the audit.

7.

Representations and Warranties of Customer.  Customer represents and warrants that: (a) the Content complies with Altnet’s advertising standards; (b) Customer holds the necessary rights to permit the use of the Content by Altnet and its end users in accordance with this Agreement, including without limitation, that Customer is the owner of the copyright in the Content or otherwise has received from the copyright owner and/or the publisher of the Content the right to promote, distribute and/or sell, and otherwise exploit in the manner contemplated by this Agreement the Content; (c) Customer shall not impersonate any person or entity or otherwise misrepresent its affiliation with a person or entity; (d) without Altnet's written permission, Customer will not distribute or publish unsolicited promotions, advertising or solicitations for funds, goods or services, including junk mail and spam in connection with the Content; and (e) none of its Content will: (i) be unlawful, libelous, defamatory, harassing, threatening, harmful, invasive of privacy or publicity rights, abusive, inflammatory, fraudulent, deceptive or misleading; (ii) violate any applicable law or regulation, including those relating to contests, sweepstakes or similar promotions; (iii) constitute, assist or encourage a criminal offense, violate the rights of any party, or otherwise create liability or violate any local, state, national, or international law; (iv) infringe any patent, trademark, trade secret, copyright or other intellectual or proprietary right of any party, or otherwise constitute content that Customer does not have the lawful right to distribute and reproduce; or (v) contain any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information. Other than for Reimbursable Costs, Customer further represents that it shall be solely responsible for compensating all 3rd parties with an interest in the promotion, distribution and sale of content under this agreement, including but not limited to, royalty payments, copyright fees, other rights holder’s compensation, and master licensees.

8.

Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

9.

Third Party Rights.  As between Customer and Altnet, Customer shall, at its cost, be responsible for obtaining all licenses for the "performance" use of the musical compositions embodied in the Content, and all licenses for the duplication in written form of any lyrics of Content.  Customer shall, at its cost, be responsible for obtaining any and all other third party rights, consents and licenses with respect to any Content, including without limitation any master recording or mechanical copyright licenses, to the extent required.  With respect to all mechanical licenses required to be obtained hereunder (i) Customer shall provide Altnet with necessary information and otherwise reasonably assist Altnet with any filings that are Altnet’s responsibility, and (ii) Customer shall, at its cost, be responsible for administering such licenses and making payments to publishers and/or clearing agencies related thereto.  With respect to streaming and downloading, Customer shall, at its cost, be responsible for obtaining any mechanical licenses for any country.  If requested by Altnet, Customer shall provide Altnet with evidence that Customer has paid all license fees, royalties, and other amounts due third parties for any Content.

10.       Limitations on Liability and Disclaimer of Warranties. UNDER NO CIRCUMSTANCES SHALL ALTNET BE LIABLE TO CUSTOMER FOR INDIRECT INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT ALTNET HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM ANY ASPECT OF THE RELATIONSHIP PROVIDED FOR IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, A BREACH OF THIS AGREEMENT, THE SALE OR DISTRIBUTION OF ANY CONTENT AND/OR THE USE OR INABILITY TO USE THE CONTENT OR THE ALTNET NETWORK.  ALTNET SHALL IN NO EVENT BE LIABLE TO CUSTOMER FOR MORE THAN THE TOTAL AMOUNT PAID TO ALTNET BY CUSTOMER IN CONNECTION WITH THIS AGREEMENT.  ALTNET MAKES NO REPRESENTATIONS, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING ALTNET’S SERVICES OR ANY PORTION THEREOF, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALTNET SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING  (I) THE NUMBER OF PERSONS WHO WILL ACCESS CONTENT, AND  (II) ANY BENEFIT CUSTOMER MIGHT OBTAIN FROM INCLUDING THE CONTENT WITHIN THE ALTNET NETWORK.

11.

Copyright.  All right title and interest in Content will remain the exclusive property of Customer or Customer’s licensor, and Altnet claims no copyright or other proprietary right in these works. However, Altnet does hold a copyright interest in the entire contents of the Altnet Network (in the aggregate) as a collective work under the United States and other copyright laws. The collective work includes works that are licensed to Altnet. Copyright 2003 Altnet, Inc., ALL RIGHTS RESERVED. The collective work may also include works that are the property of Altnet's licensors, which are also protected by copyright and other intellectual property laws.

12.

Indemnification.  Customer shall remain solely liable for the Content.  Customer agrees to indemnify, defend and hold harmless Altnet from any claim, action, demand, loss, expense or damages (including attorneys' fees) made or incurred by any third party arising out of or relating to the Content, Customer’s conduct, a violation by Customer of any term, representation and warranty or obligation of this Agreement, or Customer’s violation of any rights of a third party.  In the event Altnet is entitled to indemnification by Customer pursuant to the terms hereof, Customer shall be required to assume control of the defense or settlement of such action, suit, claim or demand at its sole cost and expense, provided that (i) Altnet shall be entitled to participate in the defense of such matter and to employ counsel of its own choosing and at its own expense to assist in the handling of such matter, and (ii) Customer shall obtain the prior written approval of Altnet before entering into any settlement of such matter or ceasing to defend against such matter.  In the event that Customer becomes involved in a dispute with one or more end users or third party’s claiming that the Content infringes upon such third party’s intellectual property rights, Customer hereby releases Altnet (and its officers, directors, agents, subsidiaries and employees) from claims, demands and damages (actual and consequential) of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way connected with such disputes.  In connection with the foregoing, Customer waives California Civil Code §1542, which says: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

13.

Publicity.  Customer grants to Altnet the right to (i) use Customer’s name, trademarks and/or logo, and (ii) refer directly or indirectly to Customer or the transaction contemplated in this Agreement, in any advertisement, news release or other publication of Altnet for the purpose of publicizing this Agreement and/or Customer’s relationship with Altnet.

14.

Severability.  If any provision of this Agreement shall be deemed unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from this Agreement and shall not affect the validity and enforceability of any remaining provisions.

15.

Miscellaneous.  This Agreement sets forth the entire agreement between Customer and Altnet, and supersedes any and all prior agreements (whether written or oral) of Altnet and Customer with respect to the subject matter set forth herein.  This Agreement may only be modified, or any rights under it waived, by a written document executed by an authorized signatory of both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its provisions on conflicts of laws. In respect of any dispute relating to this Agreement, such dispute shall be brought exclusively in a court of competent jurisdiction sitting in Los Angeles, California. The prevailing party shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings. Any cause of action or claim Customer may have with respect to this Agreement must be commenced within one (1) year after the claim or cause of action arises. Altnet's failure to insist upon or enforce strict performance of any provision of this Agreement shall not be construed as a waiver of any provision or right. Neither the course of conduct between the parties nor trade practice shall act to modify any provision of this Agreement. Altnet may assign its rights and duties under this Agreement to any party at any time without notice to Customer. Customer acknowledges that the provisions, disclosures and disclaimers set forth above are fair and reasonable and that its agreement to follow and be bound to them is not the result of fraud, duress or undue influence exercised upon Customer by any person or entity. Both parties agree that there are no representations, promises, warranties or undertakings by Customer or Altnet contrary to those set forth above.  Altnet and Customer are independent contractors, and neither Altnet nor Customer is an agent, representative or partner of the other.

INITIAL HERE_____________________

6355 Topanga Canyon Blvd. Suite 120 Woodland Hills, CA. 91367    PH. 818.615.1500    FAX: 818.615.0995

EXHIBIT B

STANDARD FILE INSERTION ORDER

INITIAL HERE_____________________